Exhibit 10.1

August     , 2011

Horizon Lines, Inc.

4064 Colony Road, Suite 200

Charlotte, North Carolina 28211

Attention: Michael T. Avara

Form of Commitment Letter

Ladies and Gentlemen:

We are pleased to confirm the arrangements under which the undersigned (the “Commitment Party”) commits to Horizon Lines, Inc. (the “Company”) to purchase Secured Notes (as defined below) on the terms and subject to the conditions set forth in this letter and in Exhibits A, B, C, D and G attached hereto, each of which exhibits is expressly made a part hereof and incorporated by reference hereto (collectively, together with Exhibits E and F attached hereto, each of which exhibits is also expressly made a part hereof and incorporated by reference hereto, as amended from time to time in accordance with the terms hereof, the “Commitment Letter”).

Reference is made to the identical Restructuring Support Agreements (together with the term sheets attached thereto, each, as currently in effect and as hereafter amended, supplemented or otherwise modified, an “RSA” and collectively, the “RSAs”), by and between the Company and the holders set forth on the respective signature pages of each RSA (the “Exchanging Holders”) of the 4.25% convertible senior notes due 2012 (the “Notes”). Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the RSAs. Exchanging Holders or third parties (each an “Other Commitment Party”) that enter into substantially identical Commitment Letters (“Similar Commitment Letters”) with the Company are referred to herein as “Commitment Parties.”

As set forth in the RSAs, the Restructuring contemplates that $225 million of aggregate principal amount of first lien secured term notes (the “First Lien Secured Notes”) and $100 million of aggregate principal amount of second lien secured term notes (consisting of (x) new second lien notes issued in the principal amount of up to $25 million in exchange for a like principal amount of the Bridge Loan Facility plus (y) additional new second lien notes issued at the Closing Date in the aggregate amount of $100 million minus the principal amount of notes issued in exchange for loans under the Bridge Loan Facility (collectively, the “Second Lien Secured Notes”, and together with the First Lien Secured Notes, the “Secured Notes”)) would be issued by Horizon Lines, LLC (the “Issuer”) and guaranteed by the “Guarantors” described on Exhibit C for the

First Lien Secured Notes and Exhibit D for the Second Lien Secured Notes (collectively, the “Guarantors” and, together with the Issuer, the “Note Obligors”), having the terms set forth on Exhibits C and D. Prior to the issuance of the Secured Notes, the Restructuring contemplates entry into a bridge loan facility consisting of a term loan of up to $25 million in principal amount having the terms substantially described on Exhibit E (the “Bridge Loan Term Sheet”, such facility, the “Bridge Loan Facility”) provided by certain Exchanging Holders and other parties to Parent, and on the Closing Date, and concurrently with issuance of the Secured Notes, the Restructuring also contemplates (subject to modification) (i) a successful completion of the Exchange Offer consisting of the issuance of up to $280 million of new Convertible Secured Notes and the issuance of up to $50 million of common stock in exchange for up to $330 million in principal amount of the outstanding Notes; and (ii) entry into a New ABL Facility provided by third party lenders.

In consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Commitment

Subject to the terms, conditions and limitations set forth herein, the Commitment Party is pleased to confirm its commitment (with respect to purchasing either the First Lien Secured Notes or the Second Lien Secured Notes or both, as the context requires, the “Commitment”) to Company to purchase, directly or through one or more of its affiliates, on or before the Termination Date (as hereinafter defined), the principal amount specified for such Commitment Party on Exhibit A hereto with respect to the First Lien Secured Notes and the principal amount specified for such Commitment Party on Exhibit B hereto with respect to the Second Lien Secured Notes.

It is anticipated that the Secured Notes will be issued in a private placement and will not be eligible for resale without restrictions. The note purchase agreements for the Secured Notes (the “Note Purchase Agreements”) will contain covenants for the Issuer to deliver on the Closing Date any and all documentation and information necessary to satisfy the requirements of Rule 144A(d)(4) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

The payment price for the purchase of the First Lien Secured Notes shall be equal to 100% of the aggregate principal amount of the First Lien Secured Notes and the payment price for the purchase of the Second Lien Secured Notes shall be equal to 100% of the aggregate principal amount of the Second Lien Secured Notes (as reduced, dollar-for-dollar, by the aggregate principal amount of loans exchanged into Second Lien Secured Notes under the Bridge Loan Facility) and the Commitment Party shall pay, and Company directs such Commitment Party to pay, the amounts indicated on Exhibit A and Exhibit B, as the commitment amounts (collectively, the “Commitment Amount”) of such Commitment Party to the Issuer in cash at Closing Date in satisfaction of the purchase price for the First Lien Secured Notes and the Second Lien Secured Notes.

No failure by the Commitment Party to comply with any of its obligations under this Commitment Letter shall prejudice the rights or obligations of any Other Commitment Party under Similar Commitment Letters, provided that the Commitment Party shall not be required to fund the Commitment of an Other Commitment Party in the event that such Other Commitment Party fails to do so, but as discussed below, it may at its option do so, in whole or in part, in which case the Commitment Party shall be entitled to all or a proportionate share, as the case may be, of the Commitment Fee (as defined below) that would otherwise be paid to the Other Commitment Party that so fails to fund its Commitment. No portion of the Commitment Fee (including any portions theretofore paid, which portions shall be promptly refunded by the Commitment Party that fails to fund) shall be owed or paid to the Commitment Party that fails to fund its Commitment.

There are and shall be no titles awarded to the Commitment Party or any Note Purchaser (as defined below) and no fees shall be payable on account of the Commitment except as expressly provided otherwise herein.

In addition to the Commitment described herein and subject to the terms, conditions and limitations set forth herein and in the Bridge Loan Term Sheet, the Commitment Party, to the extent it is one of the Commitment Parties identified on Exhibit F hereto (the Commitment Party, if identified on Exhibit F (the “Bridge Commitment Schedule”), being the “Bridge Commitment Party”; the Other Commitment Parties identified on the Bridge Commitment Schedule are referred to herein as “Other Bridge Commitment Parties”, and together with the Company are referred to herein as the “Bridge Commitment Parties”), is pleased to confirm its commitment to provide on the “Bridge Loan Closing Date” (as such term is defined in the Bridge Loan Term Sheet) the principal amount of the Bridge Loan Facility specified for such Commitment Party on the Bridge Commitment Schedule (the “Bridge Commitment”). As consideration for the Bridge Commitment Party’s Bridge Commitment and agreements hereunder with respect to the Bridge Commitment, the Company agrees to pay to the Bridge Commitment Party, for its own account, a commitment fee equal to 3.0% of the aggregate principal amount of the Bridge Commitment Party’s Bridge Commitment (the “Bridge Loan Commitment Fee”), earned, in full, as of the date hereof and due and payable, in cash, on the earlier to occur of (i) the Closing Date (as defined in the RSAs) and (ii) the Bridge Loan Closing Date. The Company agrees that, once paid, the Bridge Loan Commitment Fee or any part thereof will not be refundable under any circumstances. No failure by the Bridge Commitment Party to comply with any of its obligations under this Commitment Letter shall prejudice the rights or obligations of any Other Bridge Commitment Party under Similar Commitment Letters, provided that the Bridge Commitment Party shall not be required to fund the Bridge Commitment of an Other Bridge Commitment Party in the event that such Other Bridge Commitment Party fails to do so, but as discussed below, it may at its option do so, in whole or in part. The following paragraphs of this Commitment Letter shall be applicable, mutatis mutandis, with respect to the Bridge Commitment as if each reference therein to the Commitment were a reference to the Bridge Commitment, each reference therein to the Commitment Fee were a reference to the Bridge Loan Commitment Fee, each reference therein to the Commitment Party were a reference to the Bridge Commitment Party, each reference therein to the Commitment Parties were a reference to the Bridge Commitment Parties, and each reference therein to the Secured Notes or the purchase and sale of the Secured Notes were a reference to the Bridge Loan Facility and the funding of the Bridge Loan Facility, respectively: paragraphs 4 (Information); 5 (Expenses); 6 (Confidentiality); 7(1) – (3) (Conditions to Commitment); 8 (Conduct of Business of the Company); 9 (Indemnification; Limitation of Liability; 10 (Termination; Survival); 11 (Limitation on Assignments; Funding Failure); 12 (Third Party Beneficiaries); 14 (Arm’s-Length Transaction); 15 (Additional Matters); 16 (Governing Law, etc.); 17 (Notices); and 18

(Counterparts, inclusive of the last paragraph of this Commitment Letter). The parties agree that this Commitment Letter includes all material terms for the funding of the Bridge Loan Commitment by the Bridge Commitment Party and is intended to be a binding commitment for such funding effective as of the date hereof.

Except as provided above under the “Termination; Survival” Section with respect to extensions of the Termination Date of this Commitment Letter, the Bridge Commitment and the Bridge Loan Term Sheet may not be amended or any term or provision hereof waived or otherwise modified except by an instrument in writing signed by Company and the Bridge Commitment Parties holding more than 50% of the total Bridge Commitments (the “Majority Bridge Commitment Parties”), provided that, (i) the Company’s and each of the relevant Bridge Commitment Parties’ consent (to the extent such Bridge Commitment Parties have a Bridge Commitment affected thereby) shall be required with respect to (A) a decrease in the stated interest rate of the Bridge Loan Facility, (B) an extension of the maturity date of the Bridge Loan Facility, (C) a change in the prepayment premium or prepayment protection provision in a manner that is adverse in any material respect to the Bridge Commitment Parties, (D) an increase in the principal amount of the Bridge Loan Facility in excess of $25 million, (E) a material reduction in the collateral or a material change in the priority of the liens securing the Bridge Loan Facility, (F) to the extent affected, a change in the Bridge Commitment of any of such Bridge Commitment Parties, (G) an amendment to the definition of Majority Bridge Commitment Parties, (H) any waiver or amendment to the assignability of this Commitment Letter in respect of the Bridge Commitment, (I) any modification, amendment or waiver of conditions 1 and 2 set forth under “Conditions to Commitment” or under “Commitments” or (J) any amendment to clause (i) or (ii) of this proviso (together, the “Unanimous Bridge Closing Conditions”); and (ii) the consent of the Company and the Supermajority Bridge Commitment Parties (as hereinafter defined) shall be required to modify, amend or waive any closing condition to the Bridge Loan Facility set forth herein, including under the “Conditions to Commitment” Section and Exhibit E hereto, other than the Unanimous Closing Conditions, provided, however, that no such modification, amendment waiver or supplement shall adversely treat any of the Bridge Commitment Parties in a different manner than any other Bridge Commitment Parties without first obtaining the consent of such adversely treated Bridge Commitment Parties. Except as set forth in the preceding provisions of this paragraph, no amendment, waiver or other modification of any term or provision of this Commitment Letter or any Similar Commitment Letter, in each case in respect of the Bridge Commitment and the Bridge Loan Term Sheet, shall require the consent of any of the Bridge Commitment Parties other than the Majority Bridge Commitment Parties or, if expressly required, the Supermajority Bridge Commitment Parties. “Supermajority Bridge Commitment Parties” shall mean the Bridge Commitment Parties holding commitments to provide more than 66-2/3% of the total principal amount of the Bridge Loan Facility.

The closing of the Bridge Loan Facility, the issuance of the Secured Notes, the Exchange Offer and entry into the New ABL Facility are referred to herein collectively as the “Transactions”.

2.	Placement of the Secured Notes

The assignment by the Commitment Party of any portion of its Commitment is subject to the Section entitled “Limitation on Assignments;” provided that, except as provided therein or if Company consents to novation (such consent not to be unreasonably withheld), no such assignment shall relieve the Commitment Party of all or any portion of its obligations hereunder at any time prior to the funding of the Commitment Party’s Commitment. The Company has agreed that the Note Purchase Agreements (for the period ending on the date of the issuance of the Secured Notes) and the indentures that will govern the Secured Notes (each, an “Indenture”) (as of and after the date of the issuance of the Secured Notes) will require the Issuer to deliver on and after the Closing Date any and all documentation and information necessary to satisfy the requirements of Rule 144A(d)(4) promulgated under the Securities Act. Any future offers by the Commitment Party to potential purchasers of the Secured Notes must be to “qualified institutional buyers” as defined in Rule 144A(a)(1) under the Securities Act, to persons who are not “U.S. persons” as defined in Rule 902(k) under the Securities Act or institutions that are “accredited investors” as defined in Rule 501(A) under the Securities Act (“Note Purchasers”) and in each case, be subject to customary provisions of the Indenture to be part of the definitive documentation and otherwise in accordance with applicable law. The Commitment Party hereby represents and warrants that it is acquiring the Secured Notes for its own account (or for accounts over which it exercises investment authority) and not with a view to distribution thereof.

3.	Commitment Fee

As consideration for the Commitment Party’s Commitment and agreements hereunder with respect to the Commitment, the Company agrees to pay to the Commitment Party, for its own account, a commitment fee (“Commitment Fee”) equal to 2.0% in aggregate in cash of the aggregate principal amount of such Commitment Party’s Commitment pursuant to the immediately following sentence herein. The Commitment Fee will be due and payable as follows: (i) 1% of the aggregate principal amount of the Commitment Party’s Commitment due and payable on the date of execution and delivery of this letter agreement by the Company; and (ii) the remaining 1% of the aggregate principal amount of the Commitment Party’s Commitment due and payable on the earlier to occur of (x) the Closing Date substantially concurrently with the funding of the full amount of such Commitment Party’s Commitment (or, if a portion of such Commitment in respect of Second Lien Secured Notes represents amounts funded under the Bridge Loan Facility and converted to Second Lien Secured Notes on the Closing Date, the conversion of such Bridge Loan Facility amounts to Second Lien Secured Notes) and (y) the closing of any Third Party Financing in lieu of the First Lien Secured Notes or the Second Lien Secured Notes, as applicable. The Company agrees that, once paid, the Commitment Fee or any part thereof payable hereunder will not be refundable under any circumstances, except to the extent that a Commitment Party is a Defaulting Commitment Party. All fees payable hereunder will be paid when due in immediately available funds and shall not be subject to reduction by way of set off or counterclaim.

4.	Information

Company agrees promptly to prepare and provide to the Commitment Party all information with respect to the Company and its subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information, as the Commitment Party may reasonably request. The Company hereby represents (and it shall be a condition to the Commitment hereunder and agreement to perform the services described herein) that all written information (other than projections with respect to the Company and its subsidiaries (the “Projections”) that have been or will be made available to Commitment Party and other forward looking statements and information of a general economic or industry nature) (the “Information”) that has been or will be made available to the Commitment Party (or the representatives of the Commitment Parties) by the Company or any of the Company’s representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein not materially misleading in light of the circumstances under which such statements are made, and the Projections and other forward looking information that have been or will be made available to the Commitment Party (or the representatives of the Commitment Parties) by or on behalf of the Company or any of the Company’s representatives have been or will be prepared in good faith based upon accounting principles reasonably consistent with the historical audited financial statements of the Company, as applicable, and upon assumptions that the Company believes to be reasonable at the time made and at the time the related Projections are made available to the Commitment Parties (or the representatives of the Commitment Parties). The Company agrees that if at any time prior to the Closing Date any of the representations in the preceding sentence would be incorrect if the Information was being furnished, and such representation were being made, at such time, then the Company will promptly supplement the Information so that such representations will be correct under those circumstances. In effectuating the Transactions, the Commitment Party will be entitled to use and rely primarily on the Information without responsibility for independent verification thereof.

5.	Expenses

Company agrees to pay all reasonable and documented out-of-pocket costs, fees and expenses of the Commitment Parties, including but not limited to due diligence expenses, and reasonable fees, costs and disbursements of Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”), K&L Gates, Houlihan Lokey plus any other specialty shipping advisors and other specialists incurred in connection with the Transactions as reasonably requested and engaged upon prior written consent by the Company (with such consent not to be unreasonably withheld or delayed), regardless of whether such Transactions are consummated (without duplication of payments under the corresponding provisions of any of the Similar Commitment Letters). The Company shall not be required to pay for costs, fees and expenses of individual legal counsel to any of the Commitment Parties except as described above.

6.	Confidentiality

This Commitment Letter is delivered to the Company on the understanding that neither this Commitment Letter nor any of its terms or substance shall be disclosed, by Company or any of its subsidiaries, affiliates, or its or their directors, officers, affiliates, partners, employees, agents, advisors or other representatives, including, without limitation, attorneys, accountants, consultants, bankers, financial advisers and any representatives of such advisors, directly or indirectly, to any other person except (i) to (A) the persons parties to the Similar Commitment Letters, the RSAs and their employees, attorneys, accountants, agents, advisors and other representatives who need to know such information and are informed of the confidential nature of such information and such attorneys, accountants, agents, advisors and other representatives that are or have been advised of their obligation to keep information of this type confidential and (B) the Company’s and its subsidiaries’ respective directors, officers, employees, attorneys, accountants, agents, advisors and other representatives who are informed of the confidential nature of such information and such attorneys, accountants, agents, advisors and other representatives that are or have been advised of their obligation to keep information of this type confidential, (ii) in any legal, judicial, administrative or other regulatory proceeding or as otherwise required by law or regulation or as requested by a governmental or regulatory authority (in which case Company agrees, to the extent permitted by law, to inform the Commitment Parties promptly in advance thereof), (iii) to the arrangers and providers of the New ABL Facility, and (iv) the existence and contents of this Commitment Letter may be disclosed in any prospectus or offering memorandum relating to the Secured Notes or in connection with any public filing requirement, provided, however, that in respect of the disclosure under this subclause (iv) only, the breakdown of the amount of any Commitment Party’s Commitment set forth on Exhibit A and Exhibit B hereto shall not be disclosed by Company or any of its subsidiaries, affiliates, or its or their directors, officers, affiliates, partners, employees, agents, advisors or other representatives including, without limitation, attorneys, accountants, consultants, bankers, financial advisers and any representatives of such advisors, directly or indirectly, to any third party.

The Commitment Party shall use all nonpublic information received by it in connection with its Commitment and the Transactions solely in connection with the Commitment, the investment contemplated by this Commitment Letter or in connection with the Transactions and in compliance with securities laws and regulations and shall treat confidentially all such information and the terms and contents of this Commitment Letter; provided, however, that nothing herein shall prevent the Commitment Party from disclosing any such information (i) in any legal, judicial, administrative or other regulatory proceeding or otherwise as required by applicable law or regulation, (ii) to the persons party to the RSAs, (iii) upon the request or demand of any governmental or regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall notify Company as soon as reasonably practicable if such notification does not violate the terms of such request or demand or applicable law), (iv) to the employees, legal counsel, independent auditors, professionals and other experts or agents of the Commitment Party who need to know such information and are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (v) to any of its affiliates solely in connection with the Commitment and the related transactions (provided that such affiliate is advised of its obligation to retain such information as confidential, and the Commitment Party shall be responsible for their affiliates’ compliance with this paragraph), (vi) to the extent any such information becomes publicly available other than by reason of disclosure by the Commitment Party in breach of this Commitment Letter or from a source not known by the Commitment Party (or not known by the Commitment Party to be bound by confidentiality obligations to the Issuer), and (vii) to the extent applicable, and only in respect of the information received in connection with the Commitment, for purposes of establishing a “due diligence” defense.

Not later than the end of the first business day following the occurrence of (x) the Closing Date or (y) the Termination Date (as defined herein), whichever is earlier, in each case, the Company shall take such steps as are necessary, which may include the furnishing of a Current Report on Form 8-K with the Securities and Exchange Commission, to make public all material non-public information under the federal securities laws with respect to the Company or its securities provided to the Commitment Party hereunder (“Material Non-Public Information”). In the event that (i) the Company fails to timely disclose publicly the Material Non-Public Information or (ii) the Commitment Party believes in its good-faith judgment and upon advice of counsel that notwithstanding any such disclosure the Commitment Party still possesses Material Non-Public Information, the Commitment Party shall be permitted to disclose publicly any such Evaluation Materials that it determines might reasonably be considered to be Material Non-Public Information (but not including any proprietary information with respect to pricing or any customer information, provided that such information shall not restrict the Commitment Party after the Termination Date) without incurring any liability to the Company; provided, however, that the Company shall be afforded 2 business days’ prior written notice of the intent of the Commitment Party and each of its affiliates and each of the respective officers, directors, partners, trustees, employees, affiliates, stockholders, advisors, managers, owners, partners, agents, attorneys-in-fact, representatives and controlling persons of each of the foregoing to disclose such Material Non-Public Information and the form of such proposed disclosure.

7.	Conditions to Commitment

The funding of the Commitment of the Commitment Party is subject solely to the following conditions precedent:

1.	The RSA of the Commitment Party shall not have been terminated pursuant to Section 5 (Termination) thereof;

2.	The Commitment Party shall have not discovered or otherwise became aware of any information not previously disclosed to it that is inconsistent in a material and adverse manner with the information provided to it prior to the date hereof, in respect of the business, assets, liabilities, operations, condition (financial or otherwise), operating results, projections or prospects of the Company and its subsidiaries, taken as a whole;

3.	The Commitment Fee shall have been paid to the Commitment Party when due, as set forth in the “Commitment Fee” Section hereunder; and

4.	The legal and documentary conditions described on Exhibit G and the other conditions set forth herein shall, subject to the “Amendment” Section set forth below or Section 16 (Amendments) of the RSA, as applicable, have been satisfied.

Company shall work in good faith with the Commitment Party to prepare and agree on the forms of all definitive documentation relating to its investment as promptly as practicable, in each case on terms consistent with this Commitment Letter and the RSAs and otherwise mutually reasonably acceptable to the Borrower and the Commitment Party. The parties agree that this Commitment Letter and the RSA include all material terms for the purchase of the Secured Notes by the Commitment Party and is intended to be a binding commitment for purchase effective as of the date hereof.

8.	Conduct of Business of the Company.

From the date hereof until the Closing Date, the Company shall, and shall cause each of its subsidiaries to, other than actions in furtherance of the Restructuring, conduct its domestic business and operations in the ordinary course of business consistent with past practice and use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) keep available the services of its directors, officers and key employees, (iii) maintain good relationships with its customers, suppliers, lenders and others having material business relationships with it and (iv) manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business.

9.	Indemnification; Limitation of Liability

Company hereby agrees to indemnify and hold harmless the Commitment Party and each of its affiliates and each of their respective officers, directors, partners, trustees employees, affiliates, stockholders, advisors, managers, owners, partners, agents, attorneys-in-fact, representatives and controlling persons of each of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and costs and expenses (including, without limitation, reasonable and documented fees and disbursements of outside counsel and advisors but excluding in any event lost profit or claims therefor) (“Losses”) to which any such Indemnified Person may become subject, arising out of or in connection with or relating to this Commitment Letter, the Transactions or the transaction documents and the transactions contemplated thereby, or any breach by Company of this Commitment Letter, the Transactions, or the transaction documents and the transactions contemplated thereby, or any claim, suit, litigation, investigation, action or proceeding (each, a “Claim”) relating thereto, regardless of whether any Indemnified Person is a party thereto or whether such Claim is brought by Company, any of its affiliates or a third party, and to reimburse each Indemnified Person upon demand for all legal and other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any Claim relating to the foregoing (including, without limitation, in connection with the enforcement of the indemnification obligations set forth in this Section), irrespective of whether the Commitments or any other Transactions contemplated by the Restructuring are consummated; provided, however, that no Indemnified Person will be entitled to indemnity hereunder in respect of any Loss to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such Loss resulted from (i) the bad faith, gross negligence or willful misconduct of such Indemnified Person or its affiliates or any of their respective officers, directors, partners, trustees employees, affiliates, stockholders, advisors, managers, owners, partners, agents, attorneys-in-fact, representatives or controlling persons (such persons in respect of an Indemnified Person, such Indemnified Person’s “Related Persons”) or (ii) any material breach of this Commitment Letter by such Indemnified Person.

In no event will the Commitment Party or any of its affiliates or any of their respective officers, directors, partners, trustees, employees, affiliates, stockholders, advisors, managers owners, partners, agents, attorneys in fact, representatives or controlling persons be liable for consequential, indirect, punitive or special damages as a result of any failure to purchase the Secured Notes or otherwise in connection with the Transactions contemplated by this Commitment Letter and the Restructuring. Except in the case of gross negligence, willful misconduct or bad faith of such person or such person’s Related Persons, no such person will be liable for any damages arising from the use by unauthorized persons of any written information, any financial projections or any other materials sent through electronic, telecommunications or other information transmission systems.

10.	Termination; Survival

The Commitment Party’s Commitment and all other obligations under this Commitment Letter will be terminated upon the earliest of (i) the termination of this Commitment Letter by mutual consent of the Supermajority Commitment Parties (as defined below) and the Company; (ii) the failure by the Company or any of its subsidiaries to perform their material obligations under the Commitment Letter (with any failure to perform remaining uncured after three days of a responsible officer of the Company’s knowledge thereof); (iii) the date of termination or expiration, in each case in their entirety, of any RSA, in accordance with its terms (or if any RSA is determined to be unenforceable by a final non-appealable order of a court of competent jurisdiction); (iv) September 30, 2011 or such later date to which such deadline is extended; and (v) the date on which each of the following events described in clauses (A) through (E) have occurred; (A) any of the Commitment Parties shall have failed to fund or provide adequate assurances of its readiness to fund or repudiated in writing its obligation to fund gross cash proceeds equal to the dollar amount of its Commitment (the amount of such deficit, the “Commitment Default Amount”), (B) such breach or anticipatory breach of this Commitment Letter or the Similar Commitment Letters has not been remedied through the exercise of rights provided in this Commitment Letter or otherwise, (C) some or all of the Other Commitment Parties shall have been provided at least five days’ prior written notice of their right to increase their respective commitments under the Similar Commitment Letters and/or to assume the applicable commitment of such Defaulting Commitment Party and the aggregate amount of commitment increases and/or assumptions (if any) which such Commitment Parties shall have offered to commit to provide (in their respective sole discretion) shall be less than the Commitment Default Amount (the amount of such deficit, the “Funding Gap Amount”), (D) the aggregate amount (if any) of the applicable commitments of such Defaulting Commitment Party assumed by any other entity shall be less than the Funding Gap Amount and (E) Company shall have provided written notice to each of the Commitment Parties terminating this Commitment Letter and the Similar Commitment Letters (any such date, the “Termination Date”).

This Section entitled “Termination; Survival” may at any time (whether before or after its scheduled expiration or termination in accordance with its terms) be amended by an instrument in writing signed by Company and the Supermajority Commitment Parties to extend the Termination Date if it would otherwise terminate pursuant to clauses (ii), (iii), (iv) or (v) of the preceding paragraph, for one or more consecutive 10 day periods; provided that in no event shall the date in clause (iv) of the first sentence of the preceding paragraph be extended past December 31, 2011 without the consent of each Commitment Party.

There shall be no liability for indirect, special, punitive or consequential damages in connection with activities related to the Transactions under this Commitment Letter on the part of any Commitment Party or Company or any of its subsidiaries. The following Sections shall remain in full force and effect until the execution and delivery of Definitive Documentation (as defined on Exhibit G): “Confidentiality;” “Termination; Survival;” “Expenses;” “Indemnification; Limitation of Liability;” “Specific Performance;” and “Additional Matters.”

“Supermajority Commitment Parties” shall mean the Commitment Parties holding commitments to provide more than 66-2/3% of the total principal amount of the Secured Notes.

11.	Limitation on Assignments; Funding Failure

This Commitment Letter is not assignable by the Company without the prior written consent of the Commitment Parties. The Commitment Party may assign its Commitment hereunder to, in whole or in part, to any of its affiliates or to any fund or account managed or advised by the Commitment Party or the Commitment Party’s investment advisor, provided, however that no such assignment shall release the Commitment Party from its obligations to Company hereunder unless Company has given its prior written consent to such assignment and such assignee has assumed in writing all obligations of the Commitment Party hereunder. Any purported assignment made other than in accordance with this paragraph shall be null and void.

Notwithstanding any other provision of this Commitment Letter, in the event a deficit arises from the failure of any of the Commitment Parties (a “Defaulting Commitment Party”) to fund or provide adequate assurances of its readiness to fund its Commitment on the Closing Date and such failure is not otherwise remedied (whether through the exercise of specific performance rights provided herein or otherwise), Company shall have the right to require the Defaulting Commitment Party to assign its Commitment to either (i) another of the Commitment Parties (with the consent of each of such Commitment Parties who is the assignee of such Commitment) or (ii) another entity that assumes in writing all of such Commitment hereunder. For the avoidance of doubt, Company may pay to such assignee such fees or other consideration as it determines appropriate in consideration for such assignment.

12.	Third Party Beneficiaries

This Commitment Letter is intended to be solely for the benefit of the parties hereto, the Indemnified Parties, and their respective successors and assigns. Nothing herein, express or implied, is intended to or shall confer upon any other third party any legal or equitable right, benefit, standing or remedy of any nature whatsoever under or by reason of this Commitment Letter.

13.	Amendment

Except as provided above under the “Termination; Survival” Section with respect to extensions of the Termination Date of this Commitment Letter, this Commitment Letter may not be amended or any term or provision hereof waived or otherwise modified except by an instrument in writing signed by Company and the Commitment Parties holding more than 50% of the total Commitments (the “Majority Commitment Parties”), provided that, (i) the Company’s and each of the relevant Commitment Parties’ consent (to the extent such Commitment Parties have a Commitment affected thereby) shall be required with respect to (A) a decrease in the stated interest rate of the Secured Notes, (B) an extension of the maturity date of the Secured Notes, (C) a change in the prepayment premium or prepayment protection provision in a manner that is adverse in any material respect to the Commitment Parties, (D) an increase in the principal amount of the Secured Notes in excess of $225 million for the First Lien Secured Notes and $100 million for the Second Lien Secured Notes, (E) an increase in the commitments under the New ABL Facility in excess of $125 million, (F) a material reduction in the collateral or a material change in the priority of the liens securing the Secured Notes, (G) to the extent affected, a change in the Commitment Amount of any of such Commitment Parties, (H) an amendment to the definition of Majority Commitment Parties or Supermajority Commitment Parties, (I) any waiver or amendment to the assignability of this Commitment Letter in respect of the Commitments, (J) any modification, amendment or waiver of the conditions set forth under “Conditions to Commitment”, the 1st condition (“Exchange Offer, New ABL Facility”) set forth on Exhibit G, the 3rd condition (“Absence of Defaults”) set forth on Exhibit G with respect to a default in respect of covenants to be included in the Note Purchase Agreements as set forth above under “Commitments” Section or the 22nd condition (“Information Verification”) set forth on Exhibit G, (K) any amendment to clause (i), (ii) or (iii) of this proviso to the Section “Amendment” (together, the “Unanimous Closing Conditions”); (ii) except as specifically set forth therein, the consent of Company and Supermajority Commitment Parties shall be required with respect to any amendments to the “Termination; Survival” Section; and (iii) the consent of the Company and the Supermajority Commitment Parties shall be required to modify, amend or waive any closing condition set forth herein, including under “Conditions to Commitment” and Exhibit G hereto, other than the Unanimous Closing Conditions, provided, however, that no such modification, amendment waiver or supplement shall adversely treat any of the Commitment Parties in a different manner than any other Commitment Parties without first obtaining the consent of such adversely treated Commitment Parties. Except as set forth in the preceding provisions of this paragraph, no amendment, waiver or other modification of any term or provision of this Commitment Letter or any Similar Commitment Letter shall require the consent of any of the Commitment Parties other than the Majority Commitment Parties or, if expressly required, the Supermajority Commitment Parties.

14.	Arm’s-Length Transaction

In connection with all aspects of each transaction contemplated by this Commitment Letter, the Company acknowledges and agrees that: (i) the Commitments and any other transactions described in this Commitment Letter are arm’s-length commercial transactions between the

Company and its subsidiaries, on the one hand, and the Commitment Parties, on the other hand, and the Company is capable of evaluating and understanding and does understand and accept the terms, risks and conditions of the transactions contemplated by this Commitment Letter; (ii) in connection with the process leading to such transactions, the Commitment Parties are and have been acting solely as principals and are not the financial advisors or fiduciaries for the Company or any of its subsidiaries or their respective affiliates, or stockholders, creditors (other than each Commitment Party itself) or employees or any other party; (iii) the Commitment Parties have not assumed nor will they assume an advisory or fiduciary responsibility in the Company’s or any of its subsidiary’s or their respective affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties have advised or are currently advising the Company or any of its subsidiaries or their respective affiliates on other matters) and the Commitment Parties have no obligation to the Company or any of its subsidiaries or their respective affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter and the other documents relating to the Transactions; (iv) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from the Company’s and its subsidiaries’ and their respective affiliates’ interests and the Commitment Parties have no obligation to disclose any of such interests by virtue of their execution, delivery and performance of this Commitment Letter or any advisory, agency or fiduciary relationship; and (v) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent the Company has deemed appropriate. The Company, on behalf of itself and its subsidiaries, hereby waives and releases, to the fullest extent permitted by law, any claims that the Company or any of its subsidiary may have against the Commitment Parties with respect to any breach or alleged breach of fiduciary duty with respect to the transactions contemplated hereby.

15.	Additional Matters

The Commitment Party hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), the Commitment Party and each Note Purchaser may be required to obtain, verify and record information that identifies the Issuer and each of the Guarantors, which information includes the name and address of the Issuer and each of the Guarantors and other information that will allow the Commitment Party and each Note Purchaser to identify the Issuer and each of the Guarantors in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Commitment Party and each Note Purchaser.

16.	Governing Law, etc.

Each party hereto agrees for itself and its affiliates that any suit or proceeding arising in respect to this Commitment Letter or the purchase and sale of the Secured Notes contemplated hereby may be tried exclusively in the U.S. District Court for the Southern District of New York, or if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York; and each party hereto agrees for itself and its affiliates to submit to the exclusive jurisdiction of, and to venue in, such courts. Any right to trial by jury with respect to any action or proceeding arising in connection with, or as a result of, this Commitment Letter or the purchase and sale of the Secured Notes contemplated hereby is hereby waived by the parties hereto. This Commitment Letter shall be governed by and construed in accordance with the laws of the State of New York without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction.

17.	Notices

All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by electronic mail transmission with first class mail confirmation to the parties at the following addresses or email addresses:

If to the Company:

Horizon Lines, Inc.

Michael T. Avara

4064 Colony Road, Suite 200

Charlotte, North Carolina 28211

with a copy to (which shall not constitute notice):

Edward O. Sassower

Joshua A. Sussberg

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

If to the Commitment Party:

To the addresses and email addresses set forth on the signature pages hereto.

with a copy to (which shall not constitute notice):

Andrew N. Rosenberg

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

18.	Counterparts

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in .pdf format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter is the only agreement (other than the RSAs) that has been entered into among the parties hereto with respect to the

Secured Notes and sets forth the entire understanding of the parties with respect thereto and supersedes any prior written or oral agreements among the parties hereto (other than the RSAs) with respect to the Secured Notes.

Please confirm that the foregoing is in accordance with the Company’s understanding by signing and returning to the Commitment Party the enclosed copy of this Commitment Letter, on or before noon (New York time) on August 26, 2011, whereupon this Commitment Letter will become binding between the Commitment Party and the Company. If (x) this Commitment Letter has not been signed and returned as described in the preceding sentence by such date or (y) Similar Commitment Letters have not been signed by the Other Commitment Parties which (together with this Commitment Letter) provide for commitments for the purchase of all of the Secured Notes set forth on Exhibit A and B, this offer will terminate on such date.

Very truly yours,

[COMMITMENT PARTY] on behalf of certain funds and/or accounts that it manages and/or advises

By:

Name:
Title:

ACCEPTED AND AGREED AS OF AUGUST     , 2011:

HORIZON LINES, INC.

By:

Name:
Title:

Exhibit A

ALLOCATION OF FIRST LIEN SECURED NOTES

Commitment Party	Total Principal Amount of First Lien Secured Notes to be Purchased by Commitment Party		Percentage of Total Principal Amount of First Lien Secured Notes to be Purchased by Commitment Party
	$	[x]	[x	]%
Total		$225,000,000	100%

Exhibit B

ALLOCATION OF SECOND LIEN SECURED NOTES

Commitment Party	Total Principal Amount of Second Lien Secured Notes to be Purchased by Commitment Party			Percentage of Total Principal Amount of Second Lien Secured Notes to be Purchased by Commitment Party
	$	[x	]	[x	]%
Total		$100,000,000		100%

Exhibit E

Summary of Terms for $25,000,000 Bridge Loan Facility

This term sheet (the “Term Sheet”) sets forth certain of the principal terms of a new $25 million term loan, to be provided pursuant to a credit agreement substantially in the form (subject to the exceptions described herein) of that certain Credit Agreement dated as of August 8, 2007 (as amended, modified, extended, restated, replaced or supplemented from time to time (the “Wells Fargo Credit Agreement”)) among Horizon Lines, Inc. (the “Company” or “Borrower”), the subsidiaries of the Borrower as may from time to time become a party thereto (collectively, the “Guarantors”), the lenders and financial institutions from time to time party thereto and Wells Fargo Bank, N.A. (successor-by-merger to Wachovia Bank, National Association), as administrative agent (in such capacity, the “Administrative Agent”), being committed to by certain holders of the Company’s 4.25% Convertible Senior Notes in connection with the broader restructuring (the “Restructuring”), as described in the Restructuring Support Agreements dated as of June 1, 2011, as amended (as may be further amended, modified or supplemented from time to time, each, an “RSA” and collectively, the “RSAs”) by and between the Company and its subsidiaries and the holders set forth on the respective signature pages of each RSA.

This Term Sheet does not include a description of all of the terms, conditions and other provisions that are to be contained in the definitive documentation governing such matters. Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Wells Fargo Credit Agreement.

DESCRIPTION:

New credit agreement (the “Credit Agreement”) substantially in the form of the Wells Fargo Credit Agreement but with exceptions to be mutually agreed upon (but in any event excluding the Credit Agreement’s financial covenants and not more restrictive on the Company and its subsidiaries in any material respect (except as specified herein) than the corresponding provisions of the Wells Fargo Credit Agreement). Pursuant to the Credit Agreement, the Bridge Loan Lenders (defined below) shall fund on the Bridge Loan Closing Date (defined below) into the Escrow Account (defined below) $25,000,000 in the aggregate (the “Committed Amount”), to be made available to the Borrower in the form of term loans (each, a “Bridge Loan”) on the Bridge Loan Closing Date and from time to time thereafter upon request by the Borrower pursuant to the terms and conditions described herein (the “Bridge Loan Facility”).

The cash proceeds of the Bridge Loan, to the extent not utilized on the Bridge Loan Closing Date, shall not be funded as loans to the Borrower but instead shall be deposited in the escrow account (the “Escrow Account”) maintained by the administrative agent for the Bridge Loan Facility (in such capacity, the “Agent”, which shall be a financial institution proposed by the Bridge Loan Lenders (as defined below), in any case reasonably satisfactory to the Company). Any proceeds maintained in such Escrow Account shall not constitute property of the Borrower and shall not constitute collateral securing any obligations under the Wells

Fargo Credit Agreement. The arrangements and expenses for establishment of such Escrow Account shall be reasonably satisfactory to the Bridge Loan Lenders. Any disbursements from the Escrow Account shall constitute Bridge Loans under the Credit Agreement. In order to receive the Bridge Loans (which shall be released from the Escrow Account upon the date of receipt of a conforming certificate), the Company shall deliver to the Agent a certificate from a responsible officer, certifying that (i) all conditions precedent to an extension of Bridge Loans made on or after the Bridge Loan Closing Date set forth in the Credit Agreement shall be satisfied as of the date of such request (which conditions precedent shall be limited to satisfaction as of such date of the condition set forth below regarding the RSAs not being terminated, absence of a MAC (as defined in the RSAs), no defaults under the Credit Agreement, and delivery of an officers certificate with a customary “bring down of representations and warranties), (ii) except in the case of Bridge Loans being applied for the purposes described in (iii)(c) below, as of such date, no (or insufficient) revolving loans are available under the Wells Fargo Credit Agreement, and (iii) the proceeds of the Bridge Loans shall, within one business day, be used by the Company for payment of (a) costs and expenses in connection with actions described and agreed to by the Exchanging Holders or their representative prior to the date of the Commitment Letter to which this Exhibit E is attached, (b) working capital needs of the Company caused by any unexpected material adverse changes in vendor terms, (c) fees and expenses (including interest expense under the Bridge Loans and as contemplated by the RSAs and the Commitment Letter) relating to the Bridge Loan Facility and the Restructuring, (d) payment of settlement expenses previously disclosed, and/or (e) other ordinary course business expenses that are incurred.

AGENT	Cantor Fitzgerald Securities

BORROWER AND GUARANTORS:	Same as Wells Fargo Credit Agreement (collectively, the “Credit Parties”).

BRIDGE LOAN TERM LENDERS:	Certain Exchanging Holders (collectively, the “Bridge Loan Lenders”).

SECURITY:	The Bridge Loan and the guaranties thereof will be secured by a second priority perfected security interest in the same collateral securing all Loans and Credit Party Obligations under the Wells Fargo Credit Agreement (with exceptions to permit actions required to perfect security interests on collateral that cannot be perfected by the filing of UCC financing statements to be completed within 30 days of the Bridge Loan Closing Date if such security interests cannot be perfected prior to the Bridge Loan Closing Date after the exercise of commercially reasonable efforts).

INTEREST RATES:

The interest rate applicable to the Committed Amount and outstanding Bridge Loans shall be 15% per annum, payable on the last business day of each month, in arrears.

Default interest of 2%, payable upon the occurrence and during the continuance of an event of default, on demand.

BRIDGE LOAN CLOSING DATE:	August 26, 2011 (subject to launch of the exchange offer contemplated by the Transactions as such term is defined in Summary of Proposed Terms and Conditions dated August 26, 2011 (the “Restructuring Term Sheet”) relating to certain proposed restructuring transactions for the Company.

FEES TO BRIDGE LOAN LENDERS:	An upfront fee of 3% of the aggregate principal amount of the Bridge Loan shall be earned as of the date hereof and payable, in cash, on the earlier to occur of (i) the Closing Date (as defined in the RSAs) and (ii) the Bridge Loan Closing Date (as defined in this Term Sheet).

MATURITY DATE:	One hundred twenty (120) days from the Bridge Loan Closing Date, except that the Bridge Loan shall mature upon the closing of the Transactions, and the Credit Agreement shall provide that upon such maturity the principal amount of the Bridge Loan and any amounts in the Escrow Account not theretofore funded to the Borrower (which on such date shall be released from the Escrow Account and funded to the Borrower) will be exchanged for $25 million in “Second Lien Secured Notes” (as defined in the Restructuring Term Sheet)).

AMORTIZATION:	None.

REPRESENTATIONS AND WARRANTIES; COVENANTS:	Substantially similar to those in the Wells Fargo Credit Agreement, subject to agreed upon exceptions (excluding any financial covenants).

OTHER MODIFICATIONS FROM WELLS FARGO CREDIT AGREEMENT:

To be agreed, including the following:

Events of Default: modifications as agreed, including the following “Restructuring Events of Default”: (i) Company’s breach of any of its material obligations under each RSA and the Restructuring Term Sheet incorporated therein; or (ii) Company’s failure to issue the First Lien Secured Notes and the Second Lien Secured Notes (each as defined in the RSA) and close the Exchange Offer, each on terms and conditions described in the

RSA, by September 30, 2011 or such later date to which such deadline is extended pursuant to the RSAs.

INTERCREDITOR AGREEMENT:	Terms of an intercreditor agreement (subordinating the liens under the Bridge Loan Facility to the liens securing the Wells Fargo Credit Agreement obligations) to be mutually agreed upon by the parties and the lenders under the Wells Fargo Credit Agreement.

CLOSING DATE CONDITIONS PRECEDENT:

•     No default or event of default under the Credit Agreement or any of the other definitive loan documents (collectively, the “Credit Documents”) for the Bridge Loan Facility shall have occurred and be continuing.

•     The representations and warranties of the Credit Parties shall be true and correct in all material respects immediately prior to, and after giving effect to, funding on the Bridge Loan Closing Date, except to the extent that any such representation or warranty expressly relates only to an earlier date, such representation or warranty shall only be true and correct in all material respects as of such earlier date.

•     The making of the Bridge Loan shall not violate any requirement of applicable law and shall not be enjoined, temporarily, preliminarily or permanently.

•     Borrower shall have delivered a timely borrowing notice, requesting funding of the Bridge Loan.

•     Any necessary amendments to the Wells Fargo Credit Agreement shall have been executed.

•     Borrower shall have taken such action as necessary to perfect the security interests under the Bridge Loan Facility, including with respect to the Vessel Fleet Mortgage, subject to the qualifications set forth above under the heading “Security”.

•     The Credit Parties shall have (i) delivered an updated Perfection Certificate and updated schedules to the Security Documents (with exceptions to permit agreed upon deliveries consistent with the description set forth above under the heading “Security” to be completed within a period following the Bridge Loan Closing Date to be mutually agreed), (ii) delivered legal opinions customary for a financing of this type and (iii) satisfied other customary closing conditions.

•     The RSA of the Bridge Commitment Party shall have been executed and shall not have been terminated pursuant to Section 5 (Termination) thereof.

•     The Borrower shall have paid all reasonable unpaid fees and expenses of Paul, Weiss, Rifkind, Wharton & Garrison LLP and K&L Gates plus any reasonable and documented fees (to the extent customary and agreed to in writing by the Borrower) and out-of-pocket costs of the Agent.

•     The exchange offer contemplated by the Transactions shall have been commenced concurrently with the closing.

•     Notwithstanding anything to the contrary herein, none of the events or items referenced on Schedule I to the Secured Notes Commitment Letter to which this Exhibit E is attached shall result in failure to satisfy any condition precedent to the Bridge Loan Closing Date.

GOVERNING LAW:	New York governing law and consent to exclusive New York jurisdiction.

Exhibit F

ALLOCATION OF BRIDGE LOAN COMMITMENTS

Commitment Party	Total Principal Amount of Bridge Loan Commitment			Percentage of Total Amount of Bridge Loan Commitment
	$	[X	]	[X	]%
Total		$25,000,000		100%

Exhibit G

Legal and Documentary Conditions

In addition to the conditions described in the body of the Commitment Letter, the obligations of each Commitment Party under the Commitment Letter to fund its Commitment with respect to the Secured Notes are subject to the satisfaction or waiver (in accordance with the “Amendments” Section thereof) of the following additional conditions precedent (capitalized terms used and not otherwise defined in this Exhibit G have the meanings given to them in the Commitment Letter or Exhibit C and D, as applicable):

1. Exchange Offer, New ABL Facility. The Exchange Offer and entry into the New ABL Facility shall be consummated pursuant to the RSAs substantially simultaneously with the purchase of the Secured Notes and no provision thereof shall have been amended or waived (and, in the case of the New ABL Facility, no consent to deviation from the requirements thereof shall have been granted by the lenders thereunder), in each case, in any material respect adverse to the Commitment Parties, solely in their capacity as providers of their respective Commitment.

2. Financing Terms. The terms of the Secured Notes, the terms and conditions of the Convertible Secured Notes and the New ABL Facility (including but not limited to terms and conditions relating to the interest rate, fees, amortization, maturity, subordination, covenants, events of default and remedies), shall be consistent in all material respects with the terms set forth herein and in the RSAs and otherwise reasonably satisfactory in all respects to the Commitment Parties.

3. Absence of Defaults. There shall not exist any default or event of default on the Closing Date under the Indenture after giving effect to the use of the proceeds of the Secured Notes. There shall not exist any default or event of default on the Closing Date under the Note Purchase Agreements.

4. Trustees. The trustee under the indenture governing the First Lien Secured Notes, the trustee under the indenture governing the Second Lien Secured Notes and the trustee under the indenture governing the Convertible Secured Notes shall not have taken action that would reasonably be expected to adversely affect (in any material respect) the consummation of any of the Transactions on the Closing Date and shall have taken no action that challenges the validity or effectiveness of the procedures used by the Company in the making the Exchange Offer or the Consent Solicitation.

5. Definitive Documentation; Customary Closing Documents. The parties shall have executed and delivered (or be willing to execute and deliver) for the First Lien Secured Notes and the Second Lien Secured Notes (a) the respective Note Purchase Agreements, containing a 10b-5 representation in connection with any transaction contemplated by the Restructuring, including the Exchange Offer, as to the information contained in the S-4 registration statement filed, and agreed upon indemnities plus other terms, consistent in all material respects with this Commitment Letter, by and among the Issuer and the other parties thereto (including a representation by each purchaser thereunder that it is either a “qualified institutional buyer” or an institution that is an “accredited investor” (each as defined in the Security Act)), except that as the Commitment Parties are not underwriters, there shall be no requirement for an offering memorandum or other offering documentation beyond the documentation and information necessary to satisfy the requirements of Rule 144A(d)(4)

promulgated under the Securities Act; (b) the indenture governing the First Lien Secured Notes consistent with the terms set forth in Exhibit C and otherwise containing customary terms for the First Lien Secured Notes issued in a private placement and eligible for resale on a “144A-for-life” basis; (c) the indenture governing the Second Lien Secured Notes consistent with the terms set forth in Exhibit D and otherwise containing customary terms for the Second Lien Secured Notes issued in a private placement and eligible for resale on a “144A-for-life” basis; and (d) pledge and security agreements covering the collateral for the First Lien Secured Notes and the Second Lien Secured Notes; in each of cases (a) through (d) in form and substance consistent in all material respects with this Commitment Letter and otherwise reasonably satisfactory to the Supermajority Commitment Parties and the Company (collectively, the “Definitive Documentation”); and the Commitment Parties shall have received customary closing certificates (including a solvency certificate of a financial officer as to the solvency of the Borrower and its subsidiaries, taken as a whole, after giving effect to the Transactions), customary legal opinions (for the avoidance of doubt, other than a 10b-5 letter), customary corporate documents, customary evidence of corporate authority, and customary certificates of good standing in the Loan Parties’ respective jurisdictions of formation.

6. Representations and Warranties. The representations and warranties made by the Company and its subsidiaries herein, or which are contained in any certificate furnished at any time under or in connection herewith shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects, in each case on and as of the Closing Date as if made on and as of such date (except for those which expressly relate to an earlier date).

7. Bankruptcy. There shall be no bankruptcy or insolvency proceedings pending with respect to the Company or any subsidiary thereof.

8. Discharge of Existing Debt. After giving effect to the Transactions, the Company and its subsidiaries shall have (A) no outstanding indebtedness other than (i) up to $280 million of Convertible Secured Notes, (ii) $325 million of Secured Notes, (iii) borrowings under the New ABL Facility; and (iv) existing Notes that have not been tendered into the Exchange Offer in an aggregate principal amount not exceeding the amount permitted to remain outstanding after the Closing Date under the terms of the RSAs; and (B) no liens in respect of borrowed money, other than liens permitted by or expressly provided for under the New ABL Facility, Bridge Loan Facility or the indentures governing the First Lien Secured Notes and the Second Lien Secured Notes and/or liens outstanding immediately prior to the Closing Date (and not securing the First Lien Facility).

9. Expenses. All expenses, including legal fees, required to be paid to the Commitment Parties under the “Expenses” Section of this Commitment Letter shall have been paid in full.

10. Litigation. Except as disclosed in the RSAs, there shall not have been instituted, threatened or be pending against, or with respect to, the Company or any of its subsidiaries any action, bankruptcy or insolvency, injunction, proceeding, application, order, claim counterclaim or investigation (whether formal or informal) (and there shall have been no material adverse development to any action, application, claim counterclaim or proceeding currently instituted, threatened or pending) before or by any stock exchange, court or any governmental, regulatory or administrative agency or instrumentally, domestic or foreign, or by any other person, domestic or foreign, in connection with the Transactions that would or would reasonably be expected to (i) prohibit, prevent, restrict or delay consummation of any of the Transactions, or (ii) impose burdensome restrictions on the Transactions.

11. Intercreditor Agreement. The agent, on behalf of itself and the lenders, under the New ABL Facility shall have entered into an intercreditor agreement (the “Intercreditor Agreement”) with the trustee on behalf of the purchasers of the First Lien Secured Notes, the trustee on behalf of the purchasers of the Second Lien Secured Notes and the trustee on behalf of the holders of new Convertible Secured Notes that is not materially less favorable to the holders of the First Lien Secured Notes and the holders of the Second Lien Secured Notes than the terms described on Exhibit C and D, respectively.

12. Audited Financial Statements. The Commitment Parties shall have received audited consolidated balance sheets and related statements of operations, stockholder’s equity and cash flows, together with all footnotes thereto, accompanied by the reports thereon of the accountants of the Company and its subsidiaries as of and for the three most recently completed fiscal years ended at least ninety days before the Closing Date, which (x) were prepared in accordance with the books of account and other financial records of the Company, (y) except as disclosed in the Secured Notes and schedules thereto, have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), consistently applied without modification of the accounting principles used in the preparation thereof throughout the periods presented, and (z) present fairly the consolidated financial condition, results of operations and cash flows of the Company, as applicable, as at the dates and for the periods indicated therein, except to the extent any failure of the foregoing clauses to be true and correct does not result in or constitute a MAC (as defined in the RSAs).

13. Unaudited Financial Statements. The Commitment Parties shall have received (a) unaudited consolidated balance sheets and related statements of operations, stockholder’s equity and cash flows of the Company and its subsidiaries for each fiscal quarter ended after the date of this Commitment Letter and at least sixty (60) days before the Closing Date, which were prepared in accordance with GAAP, subject to the absence of footnotes and normal year-end adjustments, and (b) a pro forma consolidated balance sheet and related pro forma consolidated statement of operations of the Company and its subsidiaries for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least sixty (60) days prior to the Closing Date, prepared after giving effect to the Transactions, as if such Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).

14. Consents. Counsel to the Commitment Parties shall have received evidence that all boards of directors, governmental, shareholder and material third party consents and approvals (if any) necessary in connection with the Transactions have been obtained or duly waived and all applicable waiting periods have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on such transactions or that could seek or threaten any of the foregoing.

15. PATRIOT Act. The Issuer shall have delivered all documentation and other information reasonably required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, in any case, requested in writing by the Commitment Parties at least three Business Days prior to the Closing Date.

16. Compliance with Laws. The issuance of the Secured Notes and other Transactions contemplated hereby shall be in compliance in all material respects with all applicable laws and regulations and no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any stock exchange, court or any governmental, regulatory or administrative agency or instrumentally, that would or would reasonably be expected to (i) prohibit, prevent, restrict or delay consummation of the Transactions, or (ii) impose burdensome restrictions on the Transaction.

17. Suspension/Limitation on Trading. There shall not have occurred (i) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (ii) any material impairment in the trading market for debt securities, (iii) any declaration of a banking moratorium or any suspension of payments in respect to banks in the United States or other major financial markets, (iv) any limitation (whether or not mandatory) by any stock exchange, government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that might affect the extension of credit by banks or other lending institutions, (v) a commencement of a war, armed hostilities, terrorist acts or other national or international calamity directly or indirectly involving the United States or (vi) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

18. Material Adverse Change. Except as set forth on Schedule I hereto, since March 31, 2011, no MAC has occurred and is continuing in the business, properties, operations, financial condition, assets or liabilities (whether actual or contingent) of the Company and its subsidiaries, taken as a whole.

19. Collateral. All Uniform Commercial Code UCC-1 financing statements reasonably necessary or desirable to create and perfect the first priority and second priority (as applicable) liens and security interests in respect of the collateral securing the Secured Notes shall have been delivered for filing, customary short-form security agreements with respect to intellectual property shall have been executed and delivered to the Collateral Agent for filing with the U.S. Patent and Trademark Office and the U.S. Copyright Office and certificates representing the capital stock and membership interests (to the extent issued and certificated) of the Issuer and Guarantors shall have been delivered to the collateral agent (or to its designated advisors) under the Indenture; provided that, to the extent the creation of any lien on any collateral or perfection of such lien requires any action on the part of any third party (including, without limitation, delivery of reasonably satisfactory mortgages, title insurance policies, surveys and other customary documentation in connection with real estate collateral) and is not provided on the Closing Date after the Issuer’s use of commercially reasonable efforts to do so (other than in respect of the filing of financing statements and the delivery of short-form security agreements and certificates representing capital stock and membership interest, in each case as set forth above), the creation or perfection (as applicable) of such lien shall not constitute a condition precedent to the issuance of the Secured Notes on the Closing Date but such action shall be required to have been taken within a commercially reasonable time after the Closing Date and in any event within 90 days thereafter, subject to exceptions to perfection requirements to be reasonably agreed.

20. Qualification. After giving effect to the debt financing and other transactions contemplated hereby, the Company and its subsidiaries shall each be qualified as “a citizen of the United States” within the meaning of Section 2 of the Shipping Act, 1916, as amended, 46 U.S.C. § 50501(a) and (d), qualified to own and operate vessels in the coastwise trade of the United States to the extent required by such Act in connection with the Company and its subsidiaries’ business.

21. Closing; Company Deliverables. On the Closing Date, the Company shall have (i) delivered to the Commitment Parties a certificate signed by an executive officer of the Company pursuant to which such officer shall certify that all of the conditions set forth in items 6, 7, 8, 10, 12, 13, 14, 16, 17, 18 and 20 on this Exhibit G (to the extent such conditions do not consist of the satisfaction of or approvals of the Commitment Parties or their representatives) have been satisfied (or waived in writing by Commitment Parties), and (ii) delivered to each Commitment Party designated on Exhibit A and Exhibit B to the Commitment Letter the Secured Notes duly registered in name of such Commitment Party or its affiliates or its designee.

22. Information Verification. The Company shall have satisfied the information verification requirements described in a letter to a representative of the Exchanging Holders on or prior to the date of this Commitment Letter.

23. Additional Matters. The parties shall, in good faith, work and cooperate together on the corporate, tax and regulatory aspects of the Transactions and the post-reorganized Company so that the resolution of such matters is reasonably satisfactory to the Commitment Parties. Any new shipping charters entered into after the date hereof shall be in form and substance reasonably satisfactory to the Commitment Parties.

Schedule I

The following items shall not constitute MACs:

Notice of delisting of the Company’s stock on the New York Stock Exchange (NYSE).

Settlement of non-antitrust litigation in the aggregate amount not to exceed $7.5 million.

Events described in the Company’s Form 10-Q for the quarterly period ended March 27, 2011 filed on April 29, 2011, including those described in Section 15 (Commitment and Contingencies) and Section 17 (Subsequent Events) of Part I, and in Section 1 (Legal Proceedings) and Section 5 (Other Information) of Part II.

Events described in the Company’s Form 10-Q for the quarterly period ended June 26, 2011 filed on July 29, 2011, including those described in Section 16 (Commitment and Contingencies) of Part I, and in Section 1 (Legal Proceedings) of Part II.

The recent amendments to the First Lien Facility, as described in the 10-Q for the period ending June 26, 2011.

Nonpayment of interest payment due August 15, 2011 under the Indenture, until the later of the date on which (x) the Bridge Loan Facility closes and (y) the grace period set forth in the Indenture for the nonpayment of interest expires.

Items disclosed in writing to, and acknowledged by, the Exchanging Holders or a representative of the Exchanging Holders on or prior to the date of this Commitment Letter.

G-6